WARWICK VALLEY TELEPHONE COMPANY
                           47 Main Street
                        Warwick, New York 10990

              NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the Annual Meeting of Shareholders of Warwick Valley Telephone Company will be held at 2:00 p.m. on Friday, April 25, 1997, at the Company's office at 47 Main Street, Warwick, New York, for the following purposes:

  I. To fix the number of Directors at nine until the next Annual Meeting, to elect three Directors in Class I;

 II. To amend Paragraph IV of the Certificate of Incorporation, increasing the number of authorized shares of the Company's Common Stock from 720,000 shares to 2,160,000 shares to accomodate a proposed 3-for-1 stock split;

III. To approve the selection of Auditors for the year ending December 31, 1997; and

 IV. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

The holders of the Common Stock of the Company of record at the close of business on March 31, 1997 will be entitled to vote on each of the above matters.

                                   By the order of the Board of Directors
                                   P.S. Demarest, Secretary
                                   April 11, 1997

                           IMPORTANT

     You are cordially invited to attend the meeting in person.

     Even if you plan to be present, you are urged to SIGN, DATE, AND MAIL the enclosed proxy promptly.

     If you attend the meeting, you can vote either in person or by your proxy. All shares represented by valid proxies received prior to the meeting, pursuant to this solicitation, and not revoked before they are exercised, will be voted.







                              PROXY STATEMENT
                      Annual Meeting of Shareholders
                     Warwick Valley Telephone Company


                                                     April 11, 1997

     This statement is furnished in connection with a solicitation of proxies by the Board of Directors of Warwick Valley Telephone Company
(the "Company"), 47 Main Street, Warwick, New York 10990, to be used at the Annual Meeting of Shareholders of the Company to be held at 2:00 p.m.
on Friday, April 25, 1997, at its offices at 47 Main Street, Warwick, New York, and at any adjournment thereof, for the purposes set forth in the foregoing notice of meeting. Properly executed proxies received in time for the meeting will be voted in the manner set forth herein unless specifically otherwise directed by the shareholder, in which case they will be voted as directed. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time by delivering notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company before the proxy is voted.

     At the close of business on March 31, 1997, the Company had outstanding 621,771 shares of Common Stock, without par value (the "Common Stock"), and the then holders of record thereof will be entitled to one vote for each share so held by them on each of the matters to be considered at the meeting or any adjournment thereof.

     Pursuant to the Company's By-Laws, the election of any director requires an affirmative vote of a plurality and all other matters submitted require a majority of the votes of the Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote and voting on that proposal. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as tellers for the meeting. The tellers will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of quorum. The tellers will treat "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and with respect to which broker or nominee does not have discretionary power to vote on a particular matter) as if the broker never voted.

     The Annual Report to Shareholders for the fiscal year ended December
31, 1996, including financial statements, was mailed together with this Proxy Statement to all shareholders. Such report is not a part of the proxy soliciting material. The Company will furnish without charge to any of its shareholders upon such shareholder's written request, a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, including the financial statements and financial statement schedules, but without the other exhibits attached thereto. Requests for such copies should be directed to: Philip S. Demarest, Warwick Valley Telephone Company, 47 Main Street, Warwick, New York 10990.

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or telegraph.


                        I. ELECTION OF DIRECTORS

     The Company's By-Laws provide that the Board shall be divided into three classes of at least three Directors each. Such classes are designated "Class I", "Class II" and "Class III". The Directors in each Class are elected in alternating years for three-year terms. At this Annual Meeting, the number of Directors will be fixed at nine until the next Annual Meeting, and three Directors will be elected to Class I for terms which will last until the 2000 Annual Meeting of Shareholders (and until their respective successors shall have been elected and qualified).

     It is the intention of the persons named in the enclosed form of proxy to vote each proxy for the election of each of the nominees named below unless such authority is withheld:

                                CLASS I

                           Howard Conklin, Jr.
                           Victor J. Marotta
                          Henry L. Nielsen, Jr.


     All of the foregoing nominees are presently serving as Directors of the Company, and their terms as such expire upon the election of Directors at this Annual Meeting.


     If any of the nominees shall be unable to serve, the proxy may be voted with the discretionary authority for a substitute chosen by the Board of Directors. The Company has no reason to believe that any nominee will be unable to serve.

    INFORMATION ABOUT DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTOR

Name, Age and Other Position,                   Period Served as Director and
 if any, with the Company                         Past Business Experience

                         NOMINEES FOR CLASS I
                       (Term will expire in 2000)


Howard Conklin, Jr., 69......................Director since 1965 Chairman
 Chairman of the Board                        of the Board since 1988;
                                              Chairman of the Board of
                                              Conklin & Strong Inc., a retail
                                              lumber and building materials
                                              company located in Warwick,
                                              N.Y., since before 1992;

Victor J. Marotta, 48........................Director since 1990; Director of Tri-States Tankers of
                                              New York, Inc., a construction
                                              material trucking company
                                              located in Andover, N.J.,
                                              since 1994. President and
                                              principal shareholder of
                                              Tri-States Mix, Inc, a
                                              construction and materials
                                              company located in Port Jervis,
                                              N.Y. from before 1992 to 1994.

Henry L. Nielsen, Jr., 70....................Director since 1984; Vice
 Vice Chairman of the Board                   Chairman of the Board since
                                              1992; President of Nielsen
                                              Construction Company, Inc.,
                                              a heavy construction and earth-
                                              moving company located in
                                              Warwick, N.Y., since before
                                              1992.

                DIRECTORS WHOSE TERMS HAVE NOT EXPIRED
                      (Elected in 1995 and 1996)


Earl V. Barry, 87............................Director since 1973 (Class III;
                                       current term expires in 1999);
                                       retired since 1977; Vice
                                           President of the Company prior
                                        to 1977.

Wisner H. Buckbee, 60........................Director since 1991 (Class II:
                                              current term expires in 1998);
                                              President of Wisner Farms, Inc.,
                                              an operating diary farm, since
                                              before 1992.

Joseph E. DeLuca, M.D., 46...................Director since 1993 (Class II:
                                              current term expires in 1998);
                                              Physician with private practice
                                              since before 1992; Physician
                                              Vernon Urgent Care Center,
                                              Vernon, N.J., since 1994.




Philip S. Demarest, 60.......................Director since 1964;(Class III;
 Vice President, Secretary                    Current Term Expires in
 and Treasurer                                1999); Vice President since
                                               1977; Secretary since 1972;
                                              Treasurer since 1989; Secretary
                                              and Director Warwick Valley
                                              Mobile Telephone Company, Inc.;
                                              Warwick Valley Long Distance
                                              Company, Inc.; Warwick Valley
                                              Networks Inc.; Hometown Online,
                                              Inc.(the "Company's
                                              subsidiaries").

Fred M. Knipp, 66........................... Director since 1989 (Class II:
 President                                    current term expires in 1998);
                                              President since 1988; President
                                              and Director of the Company's
                                              subidiaries

Corinna S. Lewis, 58.........................Director since 1994; (Class III:
                                              current term expires in 1999);
                                              retired public relations
                                              consultant.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Board of Directors held twelve regular meetings in 1996. The Company has standing Audit, Officers' Compensation, and Nominating Committees of the Board of Directors. Each Director attended 75% or more of the combined total of meetings of the Board of Directors and the Committees on which he served.

     The Audit Committee held one meeting in 1996. Director Conklin is Chair-man of the Committee, and Directors Buckbee, DeLuca, Lewis and Marotta are members. The Audit Committee's duties and responsibilities include recommending to the Board the engagement of the independent auditors, approving the plan and scope of the audit and the fee before the audit begins and, following the audit, reviewing the results and the independent auditors' comments on the Company's system of internal accounting controls with the independent auditors. The Committee also advises the Board as to the implementation of recommendations which have been made pursuant to suggestions of the independent auditors.

     In carrying out these functions, the Audit Committee represents the Board in discharging its responsibility of oversight, but the existence of the Committee does not alter the traditional roles and responsibilities of the Company's management and the independent auditors with respect to the accounting and control functions and financial statement presentation.

     The Officers' Compensation Committee held one meeting in 1996. Director Marotta is Chairman of the Committee and Directors Barry, Buckbee, Conklin, DeLuca, Lewis and Nielsen are members. The Committee makes specific salary recommendations to the Board concerning officers of the Company and reviews salaries of other management personnel.

     The Nominating Committee held one meeting  in 1996.  Director
Buckbee is Chairman and Directors DeLuca and Knipp are members. The Nominating Committee recommends to the Board the names of Directors to be recommended for election or re-election by the shareholders at the Annual Meeting. The Nominating Committee is not precluded from considering written recommendations for nominees from shareholders. For the 1998
Annual Meeting, such recommendations, together with a description of the proposed nominee's qualifications and other relevant biographical information, are to be sent to the Secretary of the Company not later than December 12, 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership information as of March 31,1997 regarding each Director, nominee for Director and Officer and all Directors, nominees and officers as a group, with respect to each class of the Company's outstanding equity securities. Holders of shares of the Company's 5% Series Preferred Shares, $100 par value (5% Preferred), are not entitled to vote those shares at the Annual Meeting for which this Proxy Statement has been prepared.

                                       Amount and Nature
                   Name of              of  Beneficial             Percent
Title of Class    Beneficial           Ownership (Shares)          of Class
Common Stock     Earl V. Barry               40,980 (1)                6.59%
5% Preferred     Earl V. Barry                  142                    2.84%
Common Stock     Wisner H. Buckbee            1,438                    0.23%
5% Preferred     Wisner H. Buckbee               20                    0.40%
Common Stock     Howard Conklin, Jr.          3,240 (1)                0.52%
Common Stock     Joseph E. DeLuca               500 (1)                0.08%
Common Stock     Philip S. Demarest           1,933                    0.31%
Common Stock     Herbert Gareiss, Jr.         4,644 (2),(3)            0.75%
Common Stock     Fred M. Knipp                4,371 (1)                0.70%
Common Stock     Corinna S. Lewis               636                    0.10%
5% Preferred     Corinna S. Lewis                15                    0.30%
Common Stock     Henry L. Nielsen, Jr.          600                    0.10%


All Directors, nominees for Director and officers as a group:

Common Stock.....58,342     (9.38% of the class)
5% Preferred........177     (3.54% of the class)

(1)  Includes shares held by wife.
(2)  Includes shares held in trust for children.
(3)  Includes shares which may be voted pursuant to power of attorney.

     As of March 31, 1997, the only holder of more than 5% of the Company's Common Stock known to the Company (other than Earl V. Barry,
47 Main Street, Warwick, New York 10990, who is shown in the preceding table) was Orange County Trust Company, 75 North Street, Middletown, New York 10940, which held 46,820 shares (7.53%) as trustee or custodian. The Trust Company has sole power to vote and dispose of 46,820 shares.


EXECUTIVE COMPENSATION

      The following table sets forth all compensation paid by the Company during the last three fiscal years to each executive officer.

Name and                                                       Other Annual
Principal Position            Year           Salary            Compensation*

President Fred M. Knipp       1996        $164,069.03            $17,670.65
 President and Director       1995        $151,575.65            $15,127.74
                              1994        $137,941.98            $12,312.74


Philip S. Demarest            1996        $118,622.84            $11,971.60
 Vice President, Secretary,   1995        $112,964.74            $10,115.87
 Treasurer and Director       1994        $105,480.71            $ 8,723.38


Herbert Gareiss, Jr.          1996        $106,530.57            $ 5,032.02
 Vice President, Assistant    1995        $101,495.28            $ 3,940.14
  Treasurer                   1994        $ 95,340.08            $ 3,583.10




* Directors' fees, Company match of 401K contributions and Company-paid life insurance premiums.

     Directors of the Company receive $350, and the Chairman receives
$525, for each regular or special meeting of the Board which they attend.
Directors who are not employees of the Company also receive $175 for each committee meeting.


                 REPORT OF OFFICERS COMPENSATION COMMITTEE

COMPENSATION PHILOSOPHY AND POLICY

     We believe that a compensation program should offer performance-based compensation to the Company's employees and reward employees whose results enable the Company to achieve its vision. The executive compensation program is designed to measure and enhance executive performance.

     The Company 's executive compensation program has two components:
          -  Base Salary
          -  Annual Bonus

     These components are designed to provide incentives and motivate key executives whose efforts and job performance will enhance the strategic well-being of the Company and maximize value to its shareholders. The program is also structured to attract and retain the highest caliber executives.

     The executive compensation program compensates the individual executive officers based on the company's consolidated performance and the individual's contribution. The program is designed to be competitive with compensation programs offered by comparable employers.

     Public information concerning salaries paid by companies in the telecommunications and related industries is used to determine what a comparable firm would consider an appropriate performance-based compensation package for its executives.

Base Salary

     The salaries of the executive officers, including Mr. Knipp, were determined based on the executive's performance and an analysis of base salaries paid executive officers having similar responsibilities in other companies. The level of Mr. Knipp's base salary was also based upon a subjective assessment of his individual performance and responsibilities as well as overall corporate performance as measured by actual earnings per share, cash flow and growth of the business. The other executive officers have similar measurements, but the criteria used to determine their compensation is based more on their individual responsibilities. No relative weights are attributed to any specific measurement factors.

Annual Bonus

     The Company's annual bonus plan is designed to reward all Company employees on the basis of consolidated corporate results during the past year. Employees including officers may be entitled to a cash bonus of up to one week's salary based on the change in consolidated corporate earnings for the current year as compared to the immediate previous year.

     Henry L. Nielsen, Jr., Chairman         Dr. Joseph E. DeLuca
     Earl V. Barry                           Corinna S. Lewis
     Wisner H. Buckbee                       Victor J . Marotta
     Howard Conklin, Jr.

PERFORMANCE GRAPH

     The following graph shows, as a
percentage, the Company's cumulative
total shareholder return, assuming
reinvestment of dividends, against the
Russell 2000, a widely regarded stock                        GRAPH GOES
market index representing 2000 small
companies whose average market capitalzation                    HERE
is $255 million. A variety of factors may be used in order to assess a corporation's performance. This Performance Graph, which reflects the Company's total return against the Russell 2000, reflects one such method. The shareholder return values included in the graph for the Company are based on a valuation prepared annually for the Company by an independent appraisal firm in connection with the Company's 401K
Plans including the Savings Plan for Management
Employees discussed later in this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
                                   DECISIONS

     The members of the Officers Compensation Committee at the end of the last completed fiscal year were Mr. Marotta, Mr. Barry, Mr. Nielsen, Mr. Buckbee, Dr. DeLuca, Mrs. Lewis and Mr. Conklin. None of these persons were, during 1996, an officer or employee of the Company or any of its subsidiaries. Mr. Barry is a former officer and employee of the Company, having retired in 1977.

     The full Board of Directors accepted the recommendation of the Officers Compensation Committee concerning all Officers' compensation. Mr. Knipp and Mr. Demarest are directors of the Company and, during 1996 participated in those deliberations of the Company's Board of Directors in which the Board accepted the Officers Compensation Committee's recommendations concerning executive officer compensation. Neither Mr. Knipp or Mr. Demarest are members of the Officers Compensation Committee. No executive officer of the Company has, during 1996 or previously, served as a director or member of the compensation committee of any other entity that has an executive officer who serves or has served either as a member of the Officers Compensation Committee or as a member of the Board of Directors of Warwick Valley Telephone Company.

     The Company's management retirement plan (the "Plan") covers all management employees over the age of 21 who have completed one year of eligible service. The Plan benefits are fully vested after five years of service. Normal retirement under the plan is at age 60. An employee's accumulated monthly retirement benefit equals either: (1) 2-1/2% times years of service times average monthly earnings (maximum benefit not to exceed the lesser of 25% of average monthly earnings on a monthly basis or $10,800 annually); or (2) 1% times years of service times average monthly earnings. Retirement benefits for employees hired prior to December 1, 1985 are determined by using the calculation that results in the highest amount. Retirement benefits for employees hired on or after December 1, 1985 are calculated by using the second method. Fred M. Knipp has been credited with 15 years of benefit service, (15%), in addition to the 1% per year of employment (currently 8 1/2 years) provided by the Plan. Thirty-eight years of benefit service are currently credited to Philip S. Demarest, and sixteen years of benefit service are currently credited to Herbert Gareiss, Jr.



Average monthly earnings equal the highest average earnings per month during any three consecutive twelve-month periods within the last ten twelve-month periods immediately preceding retirement. The Plan does not provide for any deductions for social security benefits received.

     Annual benefits payable at age 60 to Plan participants are illustrated in the following Table:

Average Annual Salary
 During Highest Paid
   Period of Three              Annual Retirement Benefits
  Consecutive Years              Years of Benefit Service
                    5           10          15          20          30

$  90,000      4,500       10,800      13,500      18,000      27,000
$ 110,000      5,500       11,000      16,500      22,000      33,000
$ 130,000      6,500       13,000      19,500      26,000      39,000
$ 150,000      7,500       15,000      22,500      30,000      45,000
$ 170,000      8,500       17,000      25,500      34,000      51,000
$ 190,000      9,500       19,000      28,500      38,000      57,000
$ 210,000      10,500       21,000      31,500      42,000      63,000

The additional 15% credited to Mr. Knipp, as reported above in this section, would result in a benefit of $35,531 per year, based on an average compensation of $151,196, rather than the amount determined from the above table ($12,852).

     The Company's Savings Plan for Management Employees (the "Savings Plan") covers all active management employees of the Company. Eligible employees are permitted to make contributions of up to 15% of their total compensation before taxes up to a statutory maximum ($9,500 in 1997) to a choice of predefined funds maintained by the trustees of the Savings Plan. Each April 1, eligible employees may apply accumulated contributions on that date towards the purchase of shares of the Company's common stock. The common stock will be purchased from the Company at a price per share equal to a value established by an independent appraisal firm, less a discount of 15%. The appraised value for 1997 is $63.10. The Company has agreed to make matching contributions of one dollar for every dollar contributed by a management employee, up to a maximum employee contribution of 5% of total compensation. Participants are fully vested in the Company's contributions to their Savings Plan accounts immediately. The trustees are Messrs. Knipp, Demarest and Conklin.

CERTAIN TRANSACTIONS WITH DIRECTORS

     During 1995 and 1996, the Company paid a total of $204,565.00 and $193,976.00, respectively, to John W. Sanford & Son, Inc., of which Corinna
S. Lewis, a Director of the Company and John W. Sanford, Jr., a former Director of the Company, are directors and shareholders. These amounts were paid as premiums on property, liability and worker compensation insurance policies maintained by the Company. The management of the Company believes that the transactions with John W. Sanford & Son, Inc. are on terms as favorable as those available from unaffiliated third parties.






II.  INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors voted unanimously at its meeting on December 4, 1996 to effect a 3-for-1 split of the Company's Common Stock, subject to obtaining all necessary shareholder and regulatory approvals. Upon the effectiveness of the split, each holder of the Company's Common Stock would hold three shares for each one held immediately prior thereto. The management of the Company anticipates that all necessary regulatory approvals can be obtained by September of this year.

     The Certificate of Incorporation must be amended, increasing the number of shares of the Company's Common Stock authorized to be issued, in order for the stock split to occur. Currently there are 621,771 shares issued and outstanding out of a total of 720,000 authorized shares. In addition, 49,092 shares were set aside in 1990 and of that number, 22,337 shares are still unissued as an investment alternative for management and non-management employees' retirement savings plans (including 401K Plans). To accommodate the 3-for-1 split, including these shares, the number of authorized shares of the Company's Common Stock must be increased to at least 1,932,324. The Board of Directors proposes increasing the authorized shares to 2,160,000.

     The authorized shares in excess of those needed for the stock split would not be issued at this time, but would be available for issue at such time or times in the future as the Directors deem it appropriate. Such shares could, for example, be issued for the following purposes:

          1. Raising additional capital; or

          2. Providing additional shares for retirement savings plans.


     At present, the Board of Directors has no plans to issue any of the additional shares, other than in connection with the management and non-management retirement savings plans.

     Shares of Common Stock will have the same characteristics after the 3-for-1 split as at present. There will be no change in par value, since the Common Stock has no par value. The split will not change the amount shown as Stockholders' Equity in the Company's Common Stock account.

     If the holders of the Company's Common Stock approve the proposed increase in authorized shares, the Company must submit the proposed increase to the New York State Public Service Commission (the "PSC") and the State of New Jersey Board of Public Utilities (the "BPU"). Promptly after obtaining PSC and BPU approval, the Company will effect the 3-for-1 split.

     Existing stock certificates will be retained by their holders and will represent the same number of shares of Common Stock as they did prior to the split. Each person shown on the transfer books of the Company as holding shares of the Common Stock on the record date for the split (which will be the date upon which the proposed amendment is filed with the Secretary of State of the State of New York) will, in addition, receive one new certificate representing two times the number of shares of Common Stock held of record by such person on such date without taking the split into account. The new certificate, together with all other certificates held by such person, will represent the total split shares held.



     The Company has been advised by counsel that, in such counsel's opinion, under the Internal Revenue Code as now in effect, holders of the Common Stock will not realize any gain or loss for federal income tax purposes upon receipt of the additional shares of Common Stock as a result of the split. The Company will also not realize any gain or loss for federal income tax purposes as a result of the split.

     The Board of Directors believes that the proposed split is desirable because it will make the price of the Common Stock more attractive to investors and increase the number of shares available for trading. It should be noted, however, that following the split any trade through a broker may be subject to higher brokerage commissions, because the number of shares involved in any transaction may be larger. In addition, it may become more difficult to attribute the proper tax basis to the specific shares being sold. Shareholders may wish to consult their tax advisers on the issue.

     Under the proposal, the first sentence of Paragraph IV of the Certificate of Incorporation would be amended to read as follows:

     "The total number of shares of the corporation which may be issued is 2,167,500, to consist of 7,500 preferred shares having a par value of $100.00 each and 2,160,000 common shares without par value."

     The remainder of Paragraph IV, dealing with the title to be given to preferred shares, the manner of calculating the Company's capital, and the rights and privileges of the Company's 5% Series Preferred Shares, is not being amended hereby and will continue in full force and effect.


III. APPROVAL OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Bush & Germain independent public accountants for the Company for the year 1997. Shareholder approval of this appointment is requested. In the event a majority of the votes cast are against approval, the Board of Directors will reconsider the appointment. A representative of Bush & Germain is not expected to attend the Annual Meeting.


IV.  OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     The Board of Directors knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matter should properly come before this Annual Meeting it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matter.


                        SHAREHOLDER PROPOSALS

     Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with the regulations of the Securities and Exchange Commission. If a shareholder intends to present a proposal at next year's Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company (at 47 Main Street, Warwick, New York 10990) not later than December 12, 1997 in order to be included in the Company's proxy statement and form of proxy relating to that Meeting. Under the rules of the Securities and Exchange Commission, shareholders submitting such proposals are required to have held shares of the Company's Common Stock amounting to at least $1,000 in market value or one percent of the Common Stock outstanding for at least one year prior to the date on which such proposals are submitted. Futhermore, such shareholders must continue to own at least that amount of the Company's Common Stock through the date on which the Annual Meeting is held.

WARWICK VALLEY TELEPHONE COMPANY                                        PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Barbara Barber and Colleen Shannon, with full power of substitution, attorney, agent and proxy to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Warwick Valley Telephone Company to be held on Friday, April 25, 1997 at 2:00 p.m. or at any adjournment thereof:

I.     FIXING NUMBER OF DIRECTORS AT NINE until next Annual Meeting.

       FOR []                 AGAINST []                ABSTAIN []

       The Board of Directors recommends a vote FOR this resolution.

II.    ELECTION OF DIRECTORS

       FOR [] all nominees listed below   WITHHOLD AUTHORITY [] to vote for
              (except as marked to the                          all nominees
              contrary below)                                   listed below

       Howard Conklin, Jr.,   Victor J. Marotta,    Henry L. Nielsen, Jr.

       The Board of Directors recommends a vote FOR this resolution.
       INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.

III. To amend Paragraph IV of the Certificate of Incorporation, increasing the number of authorized shares of the Company's Common Stock from 720,000 shares to 2,160,000 shares to accommodate a proposed 3-for-1 stock split;

       The Board of Directors recommends a vote FOR this resolution.

IV.    PROPOSAL TO APPROVE THE APPOINTMENT
       OF BUSH AND GERMAIN as the          FOR [ ]  AGAINST [ ] ABSTAIN [ ]
       independent public accountants of
       the Company.

       The Board of Directors recommends a vote FOR this resolution.

V. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

       This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR as respects all items.

          WITNESS my hand this.................................day of
          ......................................................,1997
                               (please date)
          ...........................................................

          Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign.

          When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                      PROMPTLY USING THE ENCLOSED ENVELOPE